UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 7, 2007

INTEGRAL SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Maryland	0-18603	52-1267968
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5000 Philadelphia Way, Lanham, Maryland	20706-4417
(Address of principal executive offices)	(ZIP Code)

Registrant’s telephone number, including area code: (301) 731-4233

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 7, 2006, William F. “Mickey” Harley, III (“Mr. Harley”), was elected to the Board of Directors of Integral Systems, Inc. (the “Company”) by Resolution of the Board of Directors. Mr. Harley was elected to the Board of Directors pursuant to that certain letter agreement (the “Letter Agreement”) dated January 31, 2007 between and among the Company, Fursa Alternative Strategies LLC, Mr. Harley and Chartwell Capital Investors II, L.P., the terms of which were previously reported by the Company in its Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on February 6, 2007. Mr. Harley was added to a newly formed Nominating Committee and is currently expected to be named to the Company’s Special Committee exploring strategic alternatives. There were no transactions, since the beginning of the Company’s last fiscal year, nor are there any currently proposed transactions, in which the Company or any of its subsidiaries was or is to be a participant and the amount involved exceeded or exceeds $120,000, and in which Mr. Harley or any immediate family member of Mr. Harley had, or will have, a direct or indirect material interest.

The Company will pay Mr. Harley, as an outside director of the Company, an aggregate of $24,000 per year for his services, which amount will be paid in equal quarterly installments, and an amount equal to $6,000 for each committee of the Board of Directors of the Company on which he serves, up to a maximum aggregate amount of $12,000. The Company also expects to execute an indemnification agreement with Mr. Harley.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Repeal of Prior Elections under Maryland Law

On February 7, 2007, the Company elected by resolution of its Board of Directors to repeal its prior election to be subject to Sections 3-803, 3-804 and 3-805 of Subtitle 8 of Title 3 of the Maryland General Corporation Law (“MGCL”). Articles Supplementary with respect to the Company’s election to repeal its prior election to be subject to Sections 3-803, 3-804 and 3-805 of Subtitle 8 of Title 3 of the MGCL (the “Articles Supplementary”), a copy of which is attached hereto as Exhibit 10.1, were accepted for record by the Maryland State Department of Assessments and Taxation, and became effective, on February 12, 2007. As a result of the Company’s repeal of its prior election to be subject to Section 3-803 of the MGCL, the Board of Directors of the Company will no longer be classified into three separate classes of directors, with directors in each class generally serving three-year terms. Instead, the Board will consist of a single class of directors and directors will stand for election every year. As a result of the Company’s repeal of its prior election to be subject to Section 3-804 of the MGCL, the removal of directors will no longer require the affirmative vote of at least two-thirds of all of the votes entitled to be cast by the stockholders generally in the election of directors, nor will removal of directors require cause in accordance with Section 2-406(b)(3) of the MGCL. Instead, the removal of directors will require the affirmative vote of a majority of all the votes entitled to be cast by the stockholders generally for the election of directors, and removal of directors may be with or without cause. As a result of the Company’s repeal of its prior election to be subject to Section 3-805 of the MGCL, and as result of the adoption of an amendment (the “Amendment”) to the Company’s Amended and Restated Bylaws, as amended (the “Bylaws”), a copy of which is attached hereto as Exhibit 10.2 and as more fully described therein, special meetings of the stockholders generally may be called at any time by order of the Board of Directors and must be called by the Chairman of the Board, the President or the Secretary at the request in writing of a majority of the Board of Directors or by stockholders entitled to cast at least twenty-five percent (25%), rather than a majority, of all votes entitled to be cast at such meeting.

Amendments to Bylaws

On February 7, 2007, the Board of Directors of the Company adopted the Amendment to the Bylaws. The Amendment amended certain provisions of the Bylaws relating to special meetings of the stockholders. As more fully described in the Amendment, the Amendment provides that special meetings of the stockholders generally may be called at any time by order of the Board of Directors and must be called by the Chairman of the Board, the President or the Secretary at the request in writing of a majority of the Board of Directors or by stockholders entitled to cast at least twenty-five percent (25%) of all votes entitled to be cast at such meeting. In addition, the Amendment provides that the number of directors which shall constitute the whole Board of Directors shall not be less than three nor more than nine.

Section 9 – Financial Statements and Exhibits

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description
3.1	Articles Supplementary of Integral Systems, Inc. dated February 7, 2007 and Articles of Restatement of Integral Systems, Inc.

3.2	Amended and Restated By-laws of Integral Systems, Inc., as amended by Amendments No. 1, No. 2 and No. 3 to the Amended and Restated By-laws of Integral Systems, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTEGRAL SYSTEMS, INC.

By:	/s/ Peter J. Gaffney
Peter J. Gaffney
Chief Executive Officer

Date: February 13, 2007

EXHIBIT INDEX

Exhibit Number	Description
3.1	Articles Supplementary of Integral Systems, Inc. dated February 12, 2007 and Articles of Restatement of Integral Systems, Inc.

3.2	Amended and Restated By-laws of Integral Systems, Inc., as amended by Amendments No. 1, No. 2 and No. 3 to the Amended and Restated By-laws of Integral Systems, Inc.